Exhibit 4.27

Certain personal information has been omitted from this exhibit and is marked [***].

DEED OF EXTENSION

US$9,600,000 outstanding under Secured Promissory Note

Date: 3 November 2026

Parties

1.	Braiin Limited ACN 660 713 093 of 283 Rokeby Road, Subiaco WA 6008 (Company)

2.	Advaitha Pty Ltd ACN 683 171 717 as trustee for the Advaitha Family Trust of [***] (Lender)

Background

A.	The Company issued the Note to the Lender under the NPA. The NPA and the Note were varied by the First Variation.

B.	The principal outstanding under the Note is US$9,600,000. By the Letter Agreement, the parties agreed to extend the Maturity Date of the Note by 12 months and to replace the repayment schedule to the Note.

C.	The parties enter into this deed to record and give effect to that agreement as a deed.

The parties agree as follows.

1.	Definitions and interpretation

1.1	In this deed:

First Variation means the Deed of Variation and Set-Off between the Company and the Lender dated March 2026.

Letter Agreement means the letter agreement between the Company and the Lender dated 27 October 2026 extending the maturity of the Note.

Note means the Secured Promissory Note issued by the Company to the Lender under the NPA, as varied by the First Variation.

NPA means the Note Purchase Agreement between the Company and the Lender dated 11 February 2026, as varied by the First Variation.

Security Documents means the Security Agreement, IP Security Agreement, Pledge Agreement and Guaranty given in connection with the Note.

1.2	Capitalised terms not defined in this deed have the meaning given in the NPA and the Note. Headings are for convenience only.

2.	Extension of Maturity Date

2.1	The Maturity Date for the US$9,600,000 principal outstanding under the Note is extended by 12 months, to the date that is 24 months after the Purchase Price Date.

2.2	Each reference in the NPA and the Note to the Maturity Date is a reference to the Maturity Date as extended by clause 2.1.

Extension deed | 1

3.	Repayment schedule

3.1	Schedule 1 to the Note (as replaced by the First Variation) is replaced with the following schedule, which applies to the US$9,600,000 principal outstanding. Interest only is payable for Months 2 to 21, and principal is repaid across Months 22 to 24. Month 1 has been paid and is not repeated.

Month	Payment date	Opening principal (US$)	Interest (US$)	Principal (US$)	Total payment (US$)	Closing principal (US$)
2	11 April 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
3	11 May 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
4	11 June 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
5	11 July 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
6	11 August 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
7	11 September 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
8	11 October 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
9	11 November 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
10	11 December 2026	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
11	11 January 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
12	11 February 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
13	11 March 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
14	11 April 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
15	11 May 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
16	11 June 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
17	11 July 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
18	11 August 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
19	11 September 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
20	11 October 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
21	11 November 2027	9,600,000.00	115,200.00	Nil	115,200.00	9,600,000.00
22	11 December 2027	9,600,000.00	115,200.00	3,133,333.33	3,248,533.33	6,466,666.67
23	11 January 2028	6,466,666.67	115,200.00	3,133,333.33	3,248,533.33	3,333,333.34
24	11 February 2028	3,333,333.34	115,200.00	3,333,333.34	3,448,533.34	Nil
Total			2,649,600.00	9,600,000.00	12,249,600.00

3.2	Interest is a fixed amount of US$115,200 for each Month from Month 2 to Month 24, being 14.4% per annum on the principal of US$9,600,000, and is payable in arrears on the payment date for that Month. Interest is not reduced as principal is repaid in Months 22 to 24.

3.3	Each payment date in the schedule is the date that is the relevant number of Months after the Purchase Price Date of 11 February 2026. Month 24 falls on the Maturity Date.

3.4	The interest rate under the Note is unchanged.

4.	No default

4.1	The principal instalments previously due in Months 10, 11 and 12 are no longer due in those Months. Their non-payment is not a Trigger Event or an Event of Default and does not give rise to any Trigger Effect or Default Interest.

5.	Security and confirmation

5.1	The Security Documents continue to secure all amounts payable under the Note as varied by this deed.

5.2	Except as set out in this deed, the NPA, the Note and the First Variation are unchanged and continue in full force and effect.

5.3	This deed records and gives effect to the Letter Agreement. If there is any inconsistency between this deed and the Letter Agreement, this deed prevails.

6.	General

6.1	This deed is a Transaction Document.

6.2	This deed is governed by the governing law of the Note, and each party submits to the same jurisdiction as under the Note.

6.3	This deed may only be varied by a document signed by both parties.

6.4	This deed may be executed in counterparts and by electronic signature. All counterparts together make one instrument.

6.5	This deed binds each party when it has been signed by both parties.

Extension deed | 2

Execution

Executed as a deed.

Executed by Braiin Limited ACN 660 713 093 in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Natraj Balasubramanian	/s/ Jay Stephenson
Signature of director	Signature of director/company secretary

Natraj Balasubramanian	Jay Stephenson
Name of director (print)	Name of director/company secretary (print)

Executed by Advaitha Pty Ltd ACN 683 171 717 as trustee for the Advaitha Family Trust in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Neil Saligrama
Signature of director	Signature of director/company secretary

Neil Saligrama
Name of director (print)	Name of director/company secretary (print)

Extension deed | 3